SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                  (Rule 13-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                       (Amendment No. 1 and Restatement)*



                                  VidaMed, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   0009265301
--------------------------------------------------------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)



                               Page 1 of 13 Pages
                       Exhibit Index Contained on Page 12

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0009265301                                            13 G                   Page 2 of 13 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Delphi Ventures II, L.P. ("DV II")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [  ]            (b) [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

----------------------------------- -------- -----------------------------------------------------------------------

                                    5        SOLE VOTING POWER
            NUMBER OF                        83,078 shares, except that DMP II, the general partner of DV II, and
              SHARES                         Bochnowski, Douglass, and Lothrop, the general partners of DMP II,
           BENEFICIALLY                      may be deemed to have shared power to vote these shares.
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             83,078 shares,  except that DMP II,
                                             the  general  partner of DV II, and
                                             Bochnowski,  Douglass, and Lothrop,
                                             the general partners of DMP II, may
                                             be deemed to have  shared  power to
                                             dispose of these shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       83,078
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [  ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.76%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

*        SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0009265301                                            13 G                   Page 3 of 13 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Delphi BioInvestments II, L.P. ("DBI II")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [  ]            (b) [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
----------------------------------- -------- -----------------------------------------------------------------------

                                    5        SOLE VOTING POWER
            NUMBER OF                        425 shares, except that DMP II, the general partner of DBI II, and
              SHARES                         Bochnowski, Douglass, and Lothrop, the general partners of DMP II,
           BENEFICIALLY                      may be deemed to have shared power to vote these shares.
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             425 shares, except that DMP II, the
                                             general  partner  of  DBI  II,  and
                                             Bochnowski,  Douglass, and Lothrop,
                                             the general  members of DMP II, may
                                             be deemed to have  shared  power to
                                             dispose of these shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       425
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                               [  ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.00%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!


--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0009265301                                            13 G                   Page 4 of 13 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Delphi Management Partners II, L.P. ("DMP II")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [  ]            (b) [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
----------------------------------- -------- -----------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             83,503 shares, of which 83,078 are directly owned by DV II and 425 are directly owned by DBI II.  DMP II is the general partner of DV II and DBI II and may be deemed to have shared power to vote these shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             83,503 shares, of which 83,078 are directly owned by DV II and 425 are directly owned by DBI II.  DMP II is the general partner of DV II and DBI II and may be deemed to have shared power to dispose of these shares.
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       83,503
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                              [  ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.76%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

*                 SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0009265301                                            13 G                   Page 5 of 13 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     James J. Bochnowski ("Bochnowski")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [  ]            (b) [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S. Citizen
----------------------------------- -------- -----------------------------------------------------------------------

                                    5        SOLE VOTING POWER
            NUMBER OF                        47,865 shares.
              SHARES
           BENEFICIALLY
     OWNED BY EACH REPORTING
           PERSON WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             83,503 shares,  of which 83,078 are
                                             directly owned by DV II and 425 are
                                             directly owned by DBI II. DMP II is
                                             the  general  partner  of DV II and
                                             DBI II, and  Bochnowski,  a general
                                             partner of DMP II, may be deemed to
                                             have  shared  power  to vote  these
                                             shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             47,865 shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             83,503 shares,  of which 83,078 are
                                             directly owned by DV II and 425 are
                                             directly owned by DBI II. DMP II is
                                             the  general  partner  of DV II and
                                             DBI II, and  Bochnowski,  a general
                                             partner of DMP II, may be deemed to
                                             have  shared  power to  dispose  of
                                             these shares.
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       131,368
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                               [  ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   1.20%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*                                                              IN
----------- --------------------------------------------------------------------------------------------------------

*                 SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0009265301                                            13 G                   Page 6 of 13 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     David L. Douglass ("Douglass")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [  ]            (b) [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S. Citizen
----------------------------------- -------- -----------------------------------------------------------------------

                                    5        SOLE VOTING POWER
            NUMBER OF                        55,300 shares.
              SHARES
           BENEFICIALLY
     OWNED BY EACH REPORTING
           PERSON WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             83,503 shares,  of which 83,078 are
                                             directly owned by DV II and 425 are
                                             directly owned by DBI II. DMP II is
                                             the  general  partner  of DV II and
                                             DBI II,  and  Douglass,  a  general
                                             partner of DMP II, may be deemed to
                                             have  shared  power  to vote  these
                                             shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             55,300 shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             83,503 shares,  of which 83,078 are
                                             directly owned by DV II and 425 are
                                             directly owned by DBI II. DMP II is
                                             the  general  partner  of DV II and
                                             DBI II,  and  Douglass,  a  general
                                             partner of DMP II, may be deemed to
                                             have  shared  power to  dispose  of
                                             these shares.
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       138,803
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [  ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   1.27%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*                                                              IN
----------- --------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 0009265301                                            13 G                   Page 7 of 13 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Donald J. Lothrop ("Lothrop")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [  ]            (b) [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION                                                 U.S. Citizen
----------------------------------- -------- -----------------------------------------------------------------------

         NUMBER OF SHARES           5        SOLE VOTING POWER
           BENEFICIALLY                      0 shares.
     OWNED BY EACH REPORTING
           PERSON WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             83,503 shares,  of which 83,078 are
                                             directly owned by DV II and 425 are
                                             directly owned by DBI II. DMP II is
                                             the  general  partner  of DV II and
                                             DBI  II,  and  Lothrop,  a  general
                                             partner of DMP II, may be deemed to
                                             have  shared  power  to vote  these
                                             shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             83,503 shares,  of which 83,078 are
                                             directly owned by DV II and 425 are
                                             directly owned by DBI II. DMP II is
                                             the  general  partner  of DV II and
                                             DBI  II,  and  Lothrop,  a  general
                                             partner of DMP II, may be deemed to
                                             have  shared  power to  dispose  of
                                             these shares.
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       83,503
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                               [  ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        0.76%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*                                                              IN
----------- --------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 8 of 13 Pages


                  This statement amends and restates the Statement on Schedule 13(G) (the "Original Statement") filed by Delphi Ventures II, L.P., a Delaware limited partnership ("DV II"), Delphi BioInvestments II, L.P., a Delaware limited partnership ("DBI II"), Delphi Management Partners II, L.P., a Delaware limited partnership ("DMP II"), James J. Bochnowski ("Bochnowski"), David L. Douglass ("Douglass") and Donald J. Lothrop ("Lothrop") (collectively, the "Reporting Persons").

ITEM 1(a).        NAME OF ISSUER:

                  VidaMed, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1380 Willow Road, Suite 101
                  Menlo Park, CA  94025

ITEM 2(a).        NAME OF PERSONS FILING:

                  This Statement is filed by Delphi Ventures II, L.P., a Delaware limited partnership ("DV II"), Delphi BioInvestments II, L.P. ("DBI II"), Delphi Management Partners II, L.P., a Delaware limited partnership ("DMP II"), James J. Bochnowski ("Bochnowski"), David L. Douglass ("Douglass"), and Donald J. Lothrop ("Lothrop"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  DMP II is the general partner of DV II and DBI II, and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by DV II and DBI II. Bochnowski, Douglass, and Lothrop are the general partners of DMP II, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by DV II and DBI II.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  The address of the principal business office for each of the Reporting Persons is:

                  Delphi Ventures
                  3000 Sand Hill Road
                  Building 1, Suite 135
                  Menlo Park, CA  94025

ITEM 2(c)         CITIZENSHIP:

                  DV II, DBI II and DMP II are Delaware limited partnerships, and Bochnowski, Douglass, and Lothrop are United States citizens.

                                                              Page 9 of 13 Pages


ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  CUSIP # 0009265301

ITEM 3.           Not Applicable

ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1996:

                           (a)      Amount beneficially owned:

                                    See Row 9 of cover  page for each  Reporting
                                    Person.

                           (b)      Percent of Class:

                                    See Row 11 of cover page for each  Reporting
                                    Person.

                           (c) Number of shares as to which such person has:


                                            (i)     Sole  power  to  vote  or to
                                                    direct the vote:

                                                    See Row 5 of  cover page for
                                                    each Reporting Person.

                                            (ii)    Shared  power  to vote or to
                                                    direct the vote:

                                                    See Row 6 of cover  page for
                                                    each Reporting Person.

                                            (iii)   Sole  power to dispose or to
                                                    direct the disposition of:

                                                    See Row 7 of  cover page for
                                                    each Reporting Person.

                                            (iv)    Shared  power to  dispose or
                                                    to  direct  the  disposition
                                                    of:

                                                    See  Row 8 of cover page for
                                                    each Reporting Person.

                                                             Page 10 of 13 Pages


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
                  securities, check the following:   [X]  Yes

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Under certain circumstances set forth in the limited partnership agreements of DV II, DBI II and DMP II, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable.

ITEM 10.          CERTIFICATION:

                  Not applicable.

                                                             Page 11 of 13 Pages


                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 7, 1997



                                      /s/James J. Bochnowski
                                      ------------------------------------------
                                      James J. Bochnowski,  individually, and on
                                      behalf  of DV  II,  in his  capacity  as a
                                      general  partner  of DMP II,  the  general
                                      partner  of DV II, on behalf of DBI II, in
                                      his  capacity as a general  partner of DMP
                                      II, the general  partner of DBI II, and on
                                      behalf  of  DMP II in  his  capacity  as a
                                      general partner thereof.



                                      /s/David L. Douglass
                                      ------------------------------------------
                                      David L. Douglass



                                      /s/Donald J. Lothrop
                                      ------------------------------------------
                                      Donald J. Lothrop

                                  EXHIBIT INDEX


                                                                   Found on
                                                                 Sequentially
Exhibit                                                          Numbered Page
-------                                                          -------------

Exhibit A:  Agreement of Joint Filing                                 13

                                    EXHIBIT A

                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Vidamed, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 13, 1996



                                      /s/James J. Bochnowski
                                      ------------------------------------------
                                      James J. Bochnowski,  individually, and on
                                      behalf  of DV  II,  in his  capacity  as a
                                      general  partner  of DMP II,  the  general
                                      partner  of DV II, on behalf of DBI II, in
                                      his  capacity as a general  partner of DMP
                                      II, the general  partner of DBI II, and on
                                      behalf  of  DMP II in  his  capacity  as a
                                      general partner thereof.



                                      /s/David L. Douglass
                                      ------------------------------------------
                                      David L.  Douglass,  individually,  and on
                                      behalf  of DV  II,  in his  capacity  as a
                                      general  partner  of DMP II,  the  general
                                      partner  of DV II, on behalf of DBI II, in
                                      his  capacity as a general  partner of DMP
                                      II, the general  partner of DBI II, and on
                                      behalf  of  DMP II in  his  capacity  as a
                                      general partner thereof.



                                      /s/Donald J. Lothrop
                                      ------------------------------------------
                                      Donald J.  Lothrop,  individually,  and on
                                      behalf  of DV  II,  in his  capacity  as a
                                      general  partner  of DMP II,  the  general
                                      partner  of DV II, on behalf of DBI II, in
                                      his  capacity as a general  partner of DMP
                                      II, the general  partner of DBI II, and on
                                      behalf  of  DMP II in  his  capacity  as a
                                      general partner thereof.